eNucleus Announces Close of Asset Purchase of PrimeWire, Inc.
February 6, 2004

CHICAGO--eNucleus, Inc. (OTCBB ENCU) a next generation software company today announced the completion of its asset purchase of PrimeWire, Inc. ("PrimeWire").

PrimeWire is an industry leading software Company servicing the technology needs of brokers, insurance companies, marketing organizations, payroll service bureaus and enrollment firms who provide third party benefit administration to retail employers.

Under the terms of the Agreement, PrimeWire will receive stock and cash consideration under a three year earn out with stock consideration priced at market upon the close of each of the subsequent 12 quarters. Particulars of this transaction can be found in the Company's 8K, which is in the process of being filed with the Securities and Exchange Commission.

"We appreciate all the hard work each company and its professional advisors expended in bringing this transaction to fruition, stated John Paulsen, eNucleus' CEO. "We are beginning our future with a flagship product managed by very capable individuals."


"PrimeWire could not have found a better launching pad to manage its expected growth, I am very excited to begin working in tandem with the eNucleus team. In the last two weeks of working together they have proven they can move quickly and be flexible, which was demonstrated by their ability to complete this transaction along side a valuable new piece of PrimeWire business, " said Robert Steele, President of PrimeWire.


About eNucleus


eNucleus (www.eNucleus.com) is a next generation application company delivering robust software solutions to companies in specific market verticals. The seamless and immediate exchange of critical business information provided by our software solutions allows our clients to run their businesses with maximum efficiency and profitability.

About PrimeWire

PrimeWire, www.primewire.com, is a technology company specializing in the building of online applications for employee benefits administration. The company is unique because its solution integrates all aspects of benefits administration to all stakeholders including enrollment, communication, administration, customer service, and billing. Each stakeholder which includes employers, employees, brokers and insurance companies all have their own self-service module. The underlying technology is Microsoft's .NET technology.

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The information contained in this press release, including any "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934 contained herein, should be reviewed in conjunction with the Company's annual report, financial filings and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth many risks and uncertainties related to the Company's business and such statements, including risks and uncertainties related to that are unpredictable and outside of the influence and/or control of the Company.


Contact Information:

eNucleus, Inc.
John Paulsen, 231.439.2708

www.enucleus.com